EXHIBIT 99.1

BBSI Reports Strong Third Quarter 2022 Financial Results

- Q3 2022 Net Income of $17.4 Million, or $2.45 per Diluted Share -

- Raises Full-Year Outlook -

VANCOUVER, Washington, November 2, 2022 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Summary vs. Year-Ago Quarter

•
Revenues up 11% to $273.8 million.
•
Gross billings up 13% to $1.91 billion.
•
Average worksite employees (“WSEs”) up 8%.
•
Net income up to $17.4 million, or $2.45 per diluted share, compared to $14.9 million, or $1.96 per diluted share.

“We once again exceeded our expectation for the quarter, which is setting us up for a strong finish to the year,” said BBSI President and CEO, Gary Kramer. “We continue to see positive trends in our sales efforts as well as resiliency in our clients’ hiring. We also successfully launched our new health benefits offering in select markets for a January 2023 start. I’m excited about expanding our market opportunities and the value we can bring to clients as we roll out this offering nationwide in the year ahead.”

Third Quarter 2022 Financial Results

Revenues in the third quarter of 2022 increased 11% to $273.8 million compared to $247.0 million in the third quarter of 2021.

Total gross billings in the third quarter increased 13% to $1.91 billion compared to $1.69 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was driven by higher WSEs from net client additions and net client hiring, as well as from higher average billings per WSE.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.0% in the third quarter and benefited from a favorable adjustment of prior accident year liability of $1.4 million. This compares to 3.0% in the third quarter of 2021.

Net income for the third quarter of 2022 was $17.4 million, or $2.45 per diluted share, compared to $14.9 million, or $1.96 per diluted share, in the year-ago quarter. The increase is primarily attributable to growth in revenue.

Liquidity

As of September 30, 2022, unrestricted cash and investments were $132.1 million compared to $111.4 million in the prior quarter. BBSI was debt free at quarter end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on December 2, 2022, to all stockholders of record as of November 18, 2022.

On February 28, 2022, BBSI’s board of directors approved a new stock repurchase program authorizing the Company to purchase up to $75 million of its stock over a two-year period. In the third quarter, BBSI repurchased 129,180 shares at an average price of $81.74 per share. At September 30, 2022, approximately $36 million remains available under the repurchase program.

Outlook

In light of continued strong performance, BBSI is increasing its outlook for 2022 and now expects the following:

•
Gross billings growth of 12% to 13%, increased from 11% to 13% in the prior outlook
•
Growth in the average number of WSEs of 8% to 9%, increased from 7% to 8% in the prior outlook
•
Gross margin as a percent of gross billings of 3.1% to 3.2%, increased from 3.05% to 3.15%
•
Effective annual tax rate to remain 26% to 28%, consistent with the prior outlook

Conference Call

BBSI will conduct a conference call on Wednesday, November 2, 2022, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2022.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 2, 2022
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13733245

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 2, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13733245

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and nine months ended September 30, 2022 and 2021.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Gross billings	$1,908,818	$1,689,313	$5,445,217	$4,762,193
PEO and staffing wages	$1,656,580	$1,462,982	$4,727,772	$4,119,235

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program. In July 2020, the Company began limiting its safety incentive offering in certain markets, resulting in a substantial reduction in safety incentive costs.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Workers' compensation	$56,350	$49,833	$151,069	$141,693
Safety incentive costs	527	687	1,554	2,163
Non-GAAP gross workers' compensation	$56,877	$50,520	$152,623	$143,856

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
PEO and staffing wages	86.8%	86.6%	86.8%	86.5%
Payroll taxes and benefits	6.7%	6.8%	7.2%	7.3%
Non-GAAP gross workers' compensation	3.0%	3.0%	2.8%	3.0%
Gross margin	3.5%	3.6%	3.2%	3.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended September 30,
	2022	% Change	2021	% Change
Average WSEs	125,813	8.2%	116,258	8.0%
Ending WSEs	127,297	9.8%	115,949	7.7%

	(Unaudited)
	Nine Months Ended September 30,
	2022	% Change	2021	% Change
Average WSEs	121,415	8.8%	111,640	3.6%
Ending WSEs	127,297	9.8%	115,949	7.7%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company’s service areas, the effects of the COVID-19 pandemic, inflation, and potential recessionary pressures on our clients, our plans to make certain fully insured medical and other health and welfare benefits available to qualifying worksite employees beginning in 2023, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company’s relationship with its primary bank lender, the potential for material deviations from expected future workers’ compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company’s information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio, and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2021 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$58,951	$69,405
Investments	73,185	96,763
Trade accounts receivable, net	194,537	155,707
Prepaid expenses and other	20,167	17,606
Restricted cash and investments	113,942	67,238
Total current assets	460,782	406,719
Property, equipment and software, net	43,221	36,277
Operating lease right-of-use assets	20,919	20,697
Restricted cash and investments	110,412	232,965
Goodwill	47,820	47,820
Other assets	3,339	2,474
Deferred income taxes	10,497	—
	$696,990	$746,952
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$3,510
Accounts payable	4,553	4,485
Accrued payroll, payroll taxes and related benefits	232,219	199,067
Income taxes payable	2,572	1,673
Current operating lease liabilities	6,908	7,191
Other accrued liabilities	27,461	15,120
Workers' compensation claims liabilities and premiums	65,537	80,028
Safety incentives liability	2,505	4,322
Total current liabilities	341,755	315,396
Long-term workers' compensation claims liabilities	161,806	199,379
Deferred income taxes	—	1,687
Long-term operating lease liabilities	15,405	14,598
Customer deposits and other long-term liabilities	6,661	7,362
Stockholders' equity	171,363	208,530
	$696,990	$746,952

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Professional employer services	$244,567	$217,972	$694,174	$620,287
Staffing services	29,255	28,978	88,202	78,311
Total revenues	273,822	246,950	782,376	698,598
Cost of revenues:
Direct payroll costs	22,112	21,870	66,491	58,818
Payroll taxes and benefits	128,459	115,012	390,677	349,514
Workers' compensation	56,350	49,833	151,069	141,693
Total cost of revenues	206,921	186,715	608,237	550,025
Gross margin	66,901	60,235	174,139	148,573
Selling, general and administrative expenses	43,001	41,170	125,438	113,939
Depreciation and amortization	1,554	1,342	4,585	3,967
Income from operations	22,346	17,723	44,116	30,667
Other income, net	1,568	1,779	4,758	5,122
Income before income taxes	23,914	19,502	48,874	35,789
Provision for income taxes	6,476	4,573	13,134	8,324
Net income	$17,438	$14,929	$35,740	$27,465
Basic income per common share	$2.48	$1.98	$4.96	$3.63
Weighted average basic common shares outstanding	7,036	7,545	7,201	7,559
Diluted income per common share	$2.45	$1.96	$4.91	$3.59
Weighted average diluted common shares outstanding	7,127	7,607	7,286	7,642

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com